Exhibit 99.1

News Release

Contact: Ken Herz	Corporate Affairs
(412) 234-0850	One Mellon Center
herz.kb@mellon.com	Pittsburgh, PA 15258-0001

FOR IMMEDIATE RELEASE

JOHN P. SURMA JR. ELECTED TO MELLON BOARD OF DIRECTORS

PITTSBURGH, December 16, 2003—Mellon Financial Corporation announced today that John P. Surma Jr., president and chief operating officer of United States Steel Corporation, has been elected an independent member of its board of directors. His term will begin on January 1, 2004.

“With his extensive corporate and financial experience, John Surma will bring to our board background from diverse industries,” said Martin G. McGuinn, Mellon chairman and chief executive officer. “We are confident his unique global perspective will be instrumental in helping shape our future growth and success.”

This appointment brings Mellon’s board membership to 16, with 14 independent directors. Only McGuinn and Steven G. Elliott, senior vice chairman, are employee directors.

Surma, 49, was named vice chairman and chief financial officer of United States Steel Corporation in January 2002, became president in March 2003 and president and chief operating officer in June 2003. He previously held leadership positions with USX Corporation, joining Marathon Oil Company in 1997 and serving as president of Marathon Ashland Petroleum LLC before assuming the position of assistant to the chairman of USX Corporation in September 2001.

He earlier worked for Price Waterhouse LLP, joining the organization in 1976, promoted to manager in 1981, senior manager in 1985 and admitted to the partnership in 1987. During his tenure, Surma served a number of major companies in the steel, oil and gas, chemicals, mining and manufactured products industries, and later was designated as one of the firm’s lead inventory accounting, mining industry and environmental services specialists.

The Pittsburgh native, a 1976 graduate of The Pennsylvania State University with a bachelor’s degree in accounting, is a member of the American Institute of Certified Public Accountants and the Pennsylvania Business Roundtable. He also serves on the board of Calgon Carbon Corporation and the Board of Visitors for both the University of Pittsburgh’s Katz Graduate School of Business and The Pennsylvania State University’s Smeal College of Business.

Mellon Financial Corporation is a global financial services company. Headquartered in Pittsburgh, Mellon is one of the world’s leading providers of financial services for institutions, corporations and high net worth individuals, providing institutional asset management, mutual funds, private wealth management, asset servicing, human resources and investor solutions, and treasury services. Mellon has approximately $3.2 trillion in assets under management, administration or custody, including $625 billion under management. Its asset management companies include The Dreyfus Corporation and U.K.-based Newton Investment Management Limited. News and other information about Mellon is available at www.mellon.com.

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